Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 N. Main Street
Mt. Pleasant, MI 48858

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309 Fax: 989-775-5501
Isabella Bank Corporation Announces Second Quarter 2020 Dividend
Mt. Pleasant, Michigan, May 29, 2020 - Isabella Bank Corporation (OTCQX:ISBA) announced today that the Board of Directors of the Corporation declared a second quarter cash dividend of $0.27 per common share at its regular meeting held on May 27, 2020. The dividend will be payable on June 30, 2020 to shareholders of record as of June 26, 2020. Based on ISBA’s closing stock price of $16.30 per share as of May 27, 2020, the annualized cash dividend yield was 6.63%.
“I am pleased to announce our Board approved a dividend of $0.27 per share for the second quarter. The second quarter dividend represents a 3.85% increase from the second quarter of 2019 and is unchanged from the first quarter of 2020. Our continued financial strength provides us the ability to reward shareholders with a very attractive return on their investment as evidenced by the 6.63% annualized yield," commented Jae A. Evans, President and Chief Executive Officer of Isabella Bank Corporation. “We remain focused on the impact COVID-19 and the economy are having on the communities in which we operate and serve. As we continue to assist businesses and families within our markets during these challenging times, we are looking ahead and planning for the needs of our customers, employees, and organization. This planning includes capital management, and we may deem it necessary to adjust future dividends for loan growth and other corporate purposes.”
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state chartered bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for 117 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust and estate planning services through Isabella Wealth. The Bank has 30 banking locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw. The Corporation has been recognized on the Detroit Free Press list of “Top Workplaces”.
For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc.

(www.boenninginc.com) and its investor relations firm is Renmark Financial Communications, Inc. (www.renmarkfinancial.com).
Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.